Exhibit 99.1

TrueCar Announces Retirement of CEO Chip Perry

SANTA MONICA, Calif. (June 3, 2019) - TrueCar, Inc. (NASDAQ: TRUE) announced today that Chip Perry, its President and Chief Executive Officer, has retired. TrueCar is planning for Mr. Perry to continue supporting the Company in an advisory capacity.

“I feel beyond proud of the work the TrueCar team has done over the past few years,” Mr. Perry said. “We have righted the ship, rebuilding our dealer network to over 16,500 dealers while concurrently completing our Capsela technology replatforming effort. This is a critical foundation upon which to build a differentiated, end-to-end car buying experience. Additionally, TrueCar Trade and our expansion into digital retail through our DealerScience acquisition are rapidly advancing us toward becoming the preeminent shopping-to-showroom solution. With these critical puzzle pieces now in place, I believe TrueCar is well positioned to create even more fabulous new products and services that will provide significant additional value to consumers, dealers, and OEMs.”

Chris Claus, Chairman of TrueCar’s Board of Directors, said “on behalf of the Board of Directors, I want to sincerely thank Chip for the leadership he has brought to TrueCar over the last few years, rebuilding our dealer customer base, reinventing our technology platform, and setting the stage for TrueCar’s growth as a best-in-class online automotive marketplace. We are grateful to Chip and wish him all the best in his retirement. We appreciate his deep commitment to TrueCar, and we thank him for his service.”

The Board has appointed Michael Darrow as interim President and Chief Executive Officer. Mr. Darrow is currently Executive Vice President of Partner & OEM Development and President of ALG. In this role, he has managed TrueCar’s exclusive Affinity Partner network, including its USAA partnership, as well as its OEM business, and its subsidiary, ALG, an industry authority on automotive residual value projections. Prior to joining TrueCar, Mr. Darrow held leadership roles over 14 years at Edmunds.com, including as Chief Executive Officer of Edmunds Data Services and Chief Sales Officer.

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About TrueCar
TrueCar, Inc. (NASDAQ:TRUE) is a digital automotive marketplace that provides comprehensive pricing transparency about what other people paid for their cars and enables consumers to engage with TrueCar Certified Dealers who are committed to providing a superior purchase experience. TrueCar operates its own branded site, a nationwide network of more than 16,000 Certified Dealers, and also powers car-buying programs for some of the largest U.S. membership and service organizations, including USAA, AARP, American Express, AAA and Sam’s Club. Over one half of all new car buyers engage with the TrueCar network during their purchasing process. TrueCar is headquartered in Santa Monica, California, with an office in Austin, Texas. For more information, please visit www.truecar.com, and follow us on Facebook, Instagram, Twitter and get updates on our blog.

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